Vasomedical, Inc.
180 Linden Avenue
Westbury, New York 11590
Tel: (516) 997-4600 Fax: (516) 997-2299
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NEWS RELEASE
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CONTACT:                                       INVESTOR RELATIONS:
Vasomedical, Inc.                              In-Site Communications, Inc.
Lucia Persichilli, Director of Communications  Amy Raskopf, Senior Associate
516/997-4600 Ext. 182                          212/759-5665
                                               investorrelations@vasomedical.com


             Vasomedical Reports First Quarter Fiscal 2004 Results

WESTBURY, NY October 15, 2003 Vasomedical, Inc. (Nasdaq SmallCap:VASO) a leader in the field of noninvasive treatment and management of cardiovascular diseases, today announced operating and financial results for the first quarter of fiscal year 2004 ended August 31, 2003.

For the first quarter ended August 31, 2003, total revenues were $5.4 million, a 20% increase over total revenues of $4.5 million for the comparable period last year. The increase was due primarily to an increase in EECP equipment unit sales for the quarter, which was partially offset by a decline in the average unit selling price. This price erosion reflects the impact of increased competition and, to a lesser extent, a shift in the mix of products sold during the quarter to a higher proportion of the lower-priced MC2 models compared to last year. In addition, revenue from equipment rentals and services increased nearly 91% to $0.6 million in the first quarter of fiscal 2004 compared to $0.3 million in the first quarter a year ago.

The net loss for the first quarter ended August 31, 2003, was approximately $0.3 million and the loss per share was less than one cent per share. This compares to a loss in first quarter ended August 31, 2002 of $4.2 million, or a loss of $0.07 per share. The reduction in net loss reflects, among other things, the higher total revenue; improved gross profit margins; the impact of tighter cost controls and reduced expenditures; and the absence of special one-time charges recorded in the first quarter of the prior fiscal year totaling approximately $3.2 million, which were not repeated in the first quarter of 2004.

Gregory D. Cash, Vasomedical's President and Chief Executive Officer, noted that the Company is, "continuing to invest in a variety of marketing programs intended to increase awareness and acceptance of EECP therapy in the marketplace. This includes an ongoing direct mail campaign targeting U.S. cardiologists, a physician- directed advertising campaign in major cardiovascular medical journals, sponsorship of regional educational seminars for physicians and attendance at major cardiovascular congresses and symposia. We continue to grow and train our domestic field selling organization, which now consists of 23 direct sales people, nine clinical specialists and three independent sales agents."

"Several papers have recently been published or accepted for publication in Clinical Cardiology, the American Journal of Cardiology, Cardiology and Heart, indicating our on-going support for clinical research. In addition, seven papers or posters on EECP were presented at the European Society of Cardiology, TCT and Heart Failure Society of America meetings this fall."

"Finally, looking toward longer-term growth drivers, the PEECH trial has now reached the 85% enrollment mark. At this rate, enrollment should be complete by the end of the calendar year, positioning Vasomedical to meet the previously identified time schedule for submitting data to CMS. Accordingly, we maintain our belief that CMS could establish a reimbursement policy for the heart failure indication in 2005. Also, the increased Medicare reimbursement rates for patients with disabling angina pectoris that took effect earlier in the calendar year make the provision of EECP therapy increasingly attractive to potential providers in the face of declining reimbursement for other cardiovascular procedures."

"The first quarter showed improvement over the prior year's quarter, and we are working hard to increase our sales in future quarters. Our goals continue to be growing revenue and investing in the continued development of the EECP business over the coming years. Our primary objectives in achieving these goals are further expanding reimbursement for EECP as well as increasing the awareness and acceptance of EECP in the U.S. market and, on a more limited basis, the international market. We feel positive about the Company's ability to achieve these goals over the long term," concluded Cash.

As previously announced, the Company will host a conference call to discuss first quarter 2003 results. Mr. Gregory D. Cash, President and Chief Executive Officer, and Mr. Thomas Fry, Chief Financial Officer, of Vasomedical will host the call.

        Date: Wednesday, October 15, 2003
        Time: 4:30 p.m. Eastern Time
        Dial in: (706) 634-6390
        Web cast: www.vasomedical.com, under the investor relations tab

The webcast will be archived for 30 days at the aforementioned URL. Additionally, a replay of the call will be available from October 15, beginning at approximately 7:30 p.m., through October 22, 2003. The dial-in number for the replay is (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S. The access code for the replay is 3289711.

About Vasomedical
Vasomedical, Inc. is primarily engaged in designing, manufacturing, marketing and supporting EECP external counterpulsation systems based on the Company's proprietary technology. EECP is a non-invasive, outpatient therapy for the treatment of diseases of the cardiovascular system. The company principally markets EECP to treat chronic angina and congestive heart failure patients. According to the American Heart Association, there are currently 6-12 million individuals in the U.S. who suffer from chronic angina with an estimated 500,000 newly diagnosed refractory angina patients annually, along with 5 million individuals in the U.S. who suffer from CHF and 550,000 new cases being diagnosed each year.

EECP therapy serves to increase circulation in areas of the heart with less than adequate blood supply and may restore systemic vascular function. The Company provides hospitals, clinics and private practices with EECP equipment, treatment guidance and a staff training and maintenance program designed to provide optimal patient outcomes. EECP is a registered trademark for Vasomedical's external counterpulsation system. Additional information is available on the Company's website at www.vasomedical.com.

                                (Tables Follow)

                               VASOMEDICAL, INC.
                        CONDENSED STATEMENTS OF EARNINGS
                    (in thousands, except per share amounts)

                                                     Three Months Ended
                                                         August 31,


                                                     2003                2002
                                                    ------              ------
Revenues                                            $5,427              $4,539
Cost of sales and services                           1,939               1,959
                                                    ------              ------
  Gross Profit                                       3,488               2,580
                                                    ------              ------
Expenses
  Selling, general and administrative                2,622               3,687
  Research and development                             956               1,191
  Provision for doubtful accounts                      189               3,249
  Interest and other income - net                      (22)                (28)
                                                    ------              ------
                                                     3,745               8,099
                                                    ------              ------
 (LOSS) BEFORE INCOME TAXES                           (257)             (5,519)
  Income tax (expense) benefit, net                    (10)              1,285
                                                    ------              ------
NET (LOSS)                                           $(267)            $(4,234)
                                                    ======              ======
(Loss) per common share - basic and diluted         $(0.00)             $(0.07)
                                                    ======              ======
Weighted average common shares outstanding
    - basic                                         57,827              57,478
                                                    ======              ======
    - diluted                                       57,827              57,478
                                                    ======              ======

                             REVENUES BY SALES TYPE
                                 (in thousands)

                                                      Three months ended
                                                            August 31,
                                                     2003                2002
                                                    ------              ------
Equipment sales                                     $4,788              $4,204
Equipment rentals and services                         639                 335
                                                    ------              ------
  Total                                             $5,427              $4,539
                                                    ======              ======

                          REVENUES BY GEOGRAPHIC REGION
                                 (in thousands)

                                                      Three months ended
                                                           August 31,
                                                     2003                2002
                                                    ------              ------
U.S. business                                       $5,316              $4,424
Non-domestic business                                  111                 115
                                                    ------              ------
                                                    $5,427              $4,539
                                                    ======              ======

                                Vasomedical, Inc.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                         August 31,     May 31,
                                                                           2003          2003
                                                                         ----------     -------
      ASSETS
CURRENT ASSETS
      Cash and cash equivalents                                           $7,192         $5,223
      Accounts receivable, net of an allowance for
      doubtful accounts of $835 and $769 at August 31, 2003
      and May 31, 2003, respectively                                       5,129          7,377
      Inventories                                                          3,065          3,440
      Deferred income taxes                                                  382            303
      Financing receivables, net                                             859            264
      Other current assets                                                   653            268
                                                                         -------        -------
             Total current assets                                         17,280         16,875
PROPERTY AND EQUIPMENT, net                                                3,035          3,233
FINANCING RECEIVABLES, net                                                    53            679
DEFERRED INCOME TAXES                                                     14,200         14,279
OTHER ASSETS                                                                 295            262
                                                                         -------        -------
                                                                         $34,863        $35,328
                                                                         =======        =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable and accrued expenses                               $2,645         $2,668
      Current maturities of long-term debt and notes payable                 110            108
      Sales tax payable                                                      449            462
      Deferred revenues                                                      969            789
      Accrued warranty and customer support expenses                         537            575
      Accrued professional fees                                               91            208
      Accrued commissions                                                    493            587
                                                                         -------        -------
             Total current liabilities                                     5,294          5,397
LONG-TERM DEBT                                                             1,150          1,178
ACCRUED WARRANTY COSTS                                                       178            213
DEFERRED REVENUES                                                            883            921
OTHER LIABILITIES                                                            300            300

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Preferred stock, $.01 par value; 1,000 shares authorized;
       none issued and outstanding                                             -              -
      Common stock, $.001 par value; 110,000 shares authorized;
       57,828 and 57,822 shares at August 31, 2003 and May 31, 2003,
       respectively, issued and outstanding                                   58             58
      Additional paid-in capital                                          50,628         50,623
      Accumulated deficit                                                (23,628)       (23,362)
                                                                         -------        -------
                                                                          27,058         27,319
                                                                         -------        -------
                                                                         $34,863        $35,328
                                                                         =======        =======

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